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                                                                      Exhibit 16

                                    KPMG LLP

July 10, 2000

Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for Twelve AMH Associates Limited Partnership and, under the date of April 10, 2000, we reported on the financial statements of Twelve AMH Associates Limited Partnership as of and for the years ended December 31, 1999 and 1998. On June 30, 2000, our appointment as principal accountants was terminated. We have read Twelve AMH Associates Limited Partnership 's statements included under Item 4 of its Form 8-K dated July 7, 2000, and we agree with such statements.


Very truly yours,


KPMG LLP